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EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


The Registrant has the following subsidiaries:

     First International Bank, a Connecticut state bank and trust company

First International Bank has the following subsidiaries:

     FNBNE SBA Holdings, Inc., a Delaware corporation
     FNBNE Business Loans Holdings, Inc., a Delaware corporation
     FNBNE Funding Corp., a Delaware corporation
     FIB Business Loans Holdings, Inc., a Delaware corporation
     FIB Funding Corp., a Delaware corporation
     FIB Holdings, Inc., a Delaware corporation
     First International Capital Corp. of New Jersey, a New Jersey corporation